Mid-State Trust XI	Record Date: 09/30/03
Previous Distribution: 09/15/03
Payment Date Statement	Distribution Date: 10/15/03

			Original	Beginning		Optimal			Ending
		Certificate	Certificate	Certificate		Principal	Realized	Total	Certificate
Class	Cusip	Rate	Balance	Balance	Interest	Amount	Loss	Distribution	Balance

A	59549W AA 1	4.864%	200,780,000.00	195,802,351.70	793,652.20	3,535,269.93	0.00	4,328,922.13	192,267,081.77

Factors per Thousand				975.20844556	3.95284490	17.60767970		21.56052460	957.60076586

M-1	59549W AB 9	5.598%	51,840,000.00	50,554,792.00	235,838.10	912,791.93	0.00	1,148,630.03	49,642,000.07

Factors per Thousand				975.20817901	4.54934606	17.60786902		22.15721508	957.60030999

M-2	59549W AC 7	6.573%	26,330,000.00	25,677,265.21	140,647.22	463,591.15	0.00	604,238.37	25,213,674.06

Factors per Thousand				975.20946487	5.34170984	17.60695594		22.94866578	957.60250893

B	59549W AD 5	8.221%	35,390,000.00	34,512,673.32	236,440.57	623,102.80	0.00	859,543.37	33,889,570.52

Factors per Thousand				975.20975756	6.68099943	17.60674767		24.28774710	957.60300989

Totals			314,340,000.00	306,547,082.23	1,406,578.09	5,534,755.81	0.00	6,941,333.90	301,012,326.42

Wachovia Bank, National Association	Rob Muller
Structured Finance Trust Services	Vice President
401 South Tryon Street, 12th Floor	Phone: 704-383-2239
Charlotte, North Carolina 28288-1179	Rob.Muller@Wachovia.com

Mid-State Trust XI	Record Date: 09/30/03
Previous Distribution: 09/15/03
Payment Date Statement	Distribution Date: 10/15/03

Schedule of Remittance
Collections as of the end of the Related Due Period	6,944,505.85
Investment Earnings	4,684.09
Capitalized Interest Shortfall	0.00
Pre-Funding Interest Earnings	0.00
Interest Reserve Account Earnings	603.95
Issuer Expenses	0.00

Total Available Funds:	6,949,793.89

Fees
*Servicer Fee	160,222.00
Trustee Fee	2,171.38
Custody Fee	1,179.48
Standby Servicer Fee	5,109.12
Owner Trustee Fee	0.00
CT Corporation	0.00
Carlton Fields	0.00
Legal Fees/Expenses	0.00

Total Fees:	8,459.98

*Servicer Fee is withheld by Servicer prior to distribution
	Class Interest Shortfall	Prorata Percentage Paid
A-1	0.00	100.00%
M-1	0.00	100.00%
M-2	0.00	100.00%
B	0.00	100.00%

Collateral Information
Aggregate Beginning Principal Balance of Loans		320,443,251.94
Aggregate Ending Principal Balance of Loans		316,998,690.66
Capitalized Interest Account		0.00
Cumulative Actual Net Losses		513,573.07
Cumulative Unreimbursed Realized Losses		0.00
Interest Reserve Account		1,645,780.24
Issuer Expenses due to be paid		0.00
Issuer Expenses paid		0.00
Issuer Release		0.00
Overcollaterization Amount		15,986,364.24
Overcollaterization Target Amount		19,749,362.85
Pre-Funding Account		0.00
Prepayments		2,952,642.65
Purchases during period	0	0.00
Scheduled Principal		491,918.63

Delinquent Information	# Loans	Principal Balance

Delinquent 0-30 Days	4,208	306,705,249.27
Delinquent 31-60 Days	68	4,682,929.76
Delinquent 61-90 Days	26	1,819,849.24
Delinquent 91+ Days	57	3,790,662.39
Loans in Foreclosure and Bankruptcy *,**	95	6,630,209.56
REO Property	8	477,712.47

* figures included in above Delinquency numbers

** Principal Balance

Wachovia Bank, National Association	Rob Muller
Structured Finance Trust Services	Vice President
401 South Tryon Street, 12th Floor	Phone: 704-383-2239
Charlotte, North Carolina 28288-1179	Rob.Muller@Wachovia.com